EXHIBIT 10.26

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), effective as of the 13th day of May, 2010, by and between Surge Solutions Group, Inc., a Florida corporation (the “Company”), and [________________], an individual resident of the State of Florida (“Employee”).

WITNESSETH:

WHEREAS, the Company desires to retain and employ the services of Employee on the terms and subject to the conditions set forth in this Agreement, and Employee desires to be retained and employed by the Company on such terms and subject to such conditions.

NOW, THEREFORE, in consideration of the foregoing premises, the respective covenants and commitments of the parties hereto set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.           Employment.  The Company hereby employs Employee, and Employee accepts such employment and agrees to perform services for the Company, upon the terms and subject to the conditions set forth in this Agreement.

2.           Employment Term. The term of this Agreement shall begin on the date of this Agreement and end on the third (3rd) anniversary of the date of this Agreement, unless terminated earlier in accordance with Section 7 hereof, and shall thereafter automatically renew for successive one-year terms, unless notice is given by either party to the other at least 30 days before the end of the then current term that such employment shall cease as of the end of such term (the “Employment Period”).

3.           Position and Duties; Representations and Warranties.

3.1           Service With the Company. During the Employment Period, Employee agrees to perform such reasonable employment duties as the Company shall assign to him from time to time.  Employee shall have the title of [__________] of the Company, and shall report directly to the Chief Executive Officer of the Company.

3.2           Performance of Duties. Employee agrees to serve the Company faithfully and to the best of his ability and to devote his full time, attention, skill and best efforts to the business and affairs of the Company during the Employment Period.  Employee hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during the Employment Period he will not render or perform services for any other person or entity which are inconsistent with the provisions of this Agreement.  Notwithstanding the foregoing, the obligations of Employee set forth in this Section 3.2 shall in no way restrict the right of Employee to hold as a passive investment not more than one percent (1%) of the equity securities of any corporation or other entity whose equity securities are listed on a national securities exchange or regularly traded in the over-the-counter market for which quotations are available on the NASDAQ System.

3.3           Representations and Warranties of Employee. Employee represents and warrants that, as of the date hereof and throughout the Employment Period:

(a)          Employee is not and will not in any way whatsoever be restricted or prohibited, contractually or otherwise, from entering into this Agreement and performing the services and obligations herein contained; and

(b)         Employee’s execution of this Agreement, and his performance of the services and obligations herein contained, do not and will not constitute (i) a default or an event that, with or without notice or lapse of time or both, would be a default, breach or violation of any agreement, contract, instrument or arrangement to which Employee is a party or by which Employee is bound, or (ii) a material violation of any law, judgment, rule, regulation, order or decree to which Employee, to his knowledge, is subject.

4.            Compensation and Benefits.

4.1           Base Salary. As base compensation for all services to be rendered by Employee under this Agreement during the Employment Period, the Company shall pay to Employee an annual base salary of no less than $[_______]1.  The annual base salary shall be paid in accordance with the Company’s normal payroll procedures and policies.

4.2           Incentive Compensation.  In addition to the base compensation to which Employee is entitled under Section 4.1, Employee shall be entitled to receive up to 80,000 shares of common stock, par value $0.001 per share, of SSGI, Inc., a Florida corporation and the parent company of the Company (the “Common Stock”), issuable to Employee in accordance with the following terms of this Section 4.2.  Such shares of Common Stock (the “Restricted Shares”) shall vest and be issued to Employee in accordance with the following vesting schedule, if (and only if) Employee is still employed with the Company on the applicable date set forth below:

Still employed on and after*	Number of the Restricted Shares vesting and issuable on the applicable date listed in the column to the left

May 13, 2011	26,667

May 13, 2012	26,667

May 13, 2013	26,666

* Each of the one (1) year periods listed above shall be referred to herein as the “Restricted Period Year”.

1 $140,100 for Phillip A. Lee; $119,500 for Evan D. Finch; and $105,200 for William H. Denmark.

If Employee’s employment with the Company is terminated by the Company for “Cause” (as defined in Section 7.1(c) below) or if the Employee voluntarily terminates his employment with the Company at any time prior to May 13, 2013 (the final vesting date), then (i) Employee shall have no further rights to receive the Restricted Shares which have not become vested on and as of the date of such termination in accordance with the foregoing schedule, and (ii) the Company shall have no further duty or obligation to issue to Employee such unvested Restricted Shares. If the Employee is terminated without Cause by the Company or if the Employee dies or becomes disabled prior to May 13, 2013, the Employee shall receive, as vested, a one-twelfth share of the Restricted Shares for each Whole Month, as defined below, of work completed during the then current Restricted Period Year (for example, if the Employee had worked 115 days during the Restricted Period Year when terminated (the equivalent of 3.5 Whole Months) and would have received 100 Restricted Shares if he had worked the full term of the Restricted Period Year, then the Company shall issue to the Employee 25 of the 100 Restricted Shares (3 Whole Months divided by 12 months multiplied by 100 Restricted Shares).  (“Whole Months” means a thirty (30) day interval which will begin on the date of this Agreement and each new Restricted Period Year.)  Employee shall be entitled to retain the Restricted Shares which have vested and been issued to Employee on or before the termination date of Employee’s employment with the Company.

4.3           Other Benefits.  During the Employment Period, the Company shall provide Employee and his dependents (if applicable) with health insurance in accordance with the Company’s health insurance policy in effect from time to time.  In addition, the Company shall make available to Employee for his use a Company-owned vehicle (and will pay or reimburse Employee for gas and insurance premiums necessary for the operation of such vehicle).

4.4           Expenses. During the Employment Period, the Company shall pay or reimburse Employee for all reasonable and necessary out-of-pocket expenses incurred by Employee in the performance of his duties under this Agreement, subject to the presentment by Employee of appropriate vouchers in accordance with the Company’s normal policies for expense verification.

4.5           Vacation. Employee shall be entitled to vacation time during the Employment Period in accordance with the Company’s vacation policy as in effect from time to time (currently, two weeks per calendar year, in addition to five personal/sick days per calendar year).  Any vacation taken by Employee shall be taken at such time as is reasonably convenient in relationship to the needs of the business of the Company, as determined in the reasonable discretion of the Company.  Vacation time shall not accrue beyond the calendar year in question.

4.6           Continuing Education and Licenses. During the Employment Period, the Company shall pay for Employee’s continuing education, including, but not limited to, course fees, travel expenses and hotel fees, as required to maintain Employee’s then current licenses with the issuers and to pay all of the Employee’s fees to maintain his license and to obtain additional licenses with the issuers of the licenses.

5.           Confidential Information; Noncompetition and Nonsolicitation.

5.1           Confidential Information.  Employee acknowledges that, during the course of his employment by the Company, Employee will become privy to certain Confidential Information (hereinafter defined), and the Company hereby agrees to provide Employee with Confidential Information.  Accordingly, Employee agrees that he shall not, both during and after the Employment Period, without the prior written consent of the Company, except as required to perform his duties of employment with the Company, use, disseminate, disclose, or communicate any Confidential Information to any person or entity inside or outside the United States. Employee acknowledges that the Confidential Information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company and that any disclosure or other use of any Confidential Information other than for the sole benefit of the Company would be wrongful and may cause irreparable harm to the Company.  Both during and after the Employment Period, Employee will refrain from any acts or omissions that would reduce the value of any Confidential Information to the Company. The foregoing obligations of confidentiality shall not apply to any Confidential Information which is now published or which subsequently becomes generally publicly known other than as a direct or indirect result of the breach of this Agreement by Employee.  As used herein, the term “Confidential Information” means all information relating or belonging to the Company or any of its affiliates that is disclosed or made known to Employee as a direct or indirect consequence of or through his employment with the Company that is not generally known in the industries in which the Company or any of its affiliates is or may become engaged, including, but not limited to, information about (i) the customers and vendors of the Company and its affiliates (including, without limitation, their identities); (ii) profitability and other financial information; (iii) past, present, and future plans with respect to the business of the Company; (iv) strategies, processes and techniques; (v) any Company system, procedure, or administrative operation; and (vi) present or future plans for the extension of the present business or commencement of a new business of the Company or any affiliate of the Company.  Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Employee from contacting or doing business with any of the customers, suppliers, vendors or any other contacts of the Company, who are generally known in the business or industry (the “Customers”) after the expiration of the Covenant Period (as defined in Section 5.4 below), or prohibit or restrict Employee from contacting or doing business with Customers during the Covenant Period so long as such activities would not violate the provisions of Section 5.4 below.

5.2           Third Party Information. Employee recognizes that the Company and its affiliates have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on their parts to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees that he owes the Company, its affiliates, and such third parties, during the Employment Period and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity (except as necessary in carrying out his duties for the Company consistent with the Company’s agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company’s agreement with such third party) without the express written authorization of the Company or its affiliates, as the case may be.

5.3           Returning Company Documents.  When Employee ceases to be an employee of the Company, Employee shall promptly deliver all documents, memorandum, records, notes, and other materials in his possession, whether prepared by him or others, and all copies thereof, that contain Confidential Information, and Employee shall have no rights therein.

5.4           Noncompetition Covenant.  Employee covenants and agrees that he shall not (and shall not permit any of his affiliates to), directly or indirectly, engage in the business of designing, constructing or maintaining retail or industrial petroleum facilities within any state in which the Company or any of its affiliates is doing business in any manner or capacity (including, without limitation, as an advisor, consultant, principal, agent, partner, officer, director, stockholder, employee, member of any association or otherwise) for the duration of the Employment Period and for 12 months thereafter (the “Covenant Period”).  Notwithstanding the foregoing, if Employee’s employment with the Company is terminated for any reason other than by the Company for “Cause” (as defined in Section 7.1(c) below) or voluntarily by Employee, then for purposes of this Section 5.4 the “Covenant Period” shall be deemed to end on the date of such termination of Employee’s employment with the Company.

5.5           Nonsolicitation Covenant.  Employee covenants and agrees that for the duration of the Covenant Period, Employee will not directly solicit or aid the solicitation of any person who is employed by the Company to leave his or her employment with the Company.

5.6           Scope. Employee acknowledges and agrees that the length and scope of the restrictions contained in Sections 5.4 and 5.5 are reasonable and necessary to protect the legitimate business interests of the Company.  Employee further acknowledges and agrees that the restrictions contained in Sections 5.4 and 5.5 are valid and enforceable under Florida law and that he will immediately notify the Company’s Chief Executive Officer in writing should he believe or be advised that the restrictions are not, or likely are not, valid or enforceable under Florida law or the law of any other state that he contends or is advised is applicable. The duration of the agreements contained in Sections 5.4 and 5.5 shall be extended for the amount of any time of any violation thereof and the time, if greater, necessary to enforce such provisions or obtain any relief or damages for such violation through the court system. The Company may, at any time by written notice, reduce the length or scope of any restrictions contained in Sections 5.4 and 5.5 and, thereafter, Employee shall comply with the restriction as so reduced, subject to subsequent reductions.  If any covenant in Section 5.4 or 5.5 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope and time, and such lesser scope or time, or both of them, as an arbitrator or a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Employee.  In the event of termination of Employee’s employment with the Company for any reason, Employee consents to the Company communicating with Employee’s new employer, any entity in the business in which the Company engages or through or in connection with which Employee is restricted hereunder, or any other party about the restrictions and obligations imposed on Employee under this Agreement.

6.           Ventures.  If, at any time during the Employment Period, Employee is engaged or associated with the planning or implementing of any project, program or venture involving the Company or any of its affiliates and a third party or parties, all rights in such project, program or venture shall belong to the Company or such affiliates, as the case may be.  Except as formally approved in writing by the Company, Employee shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the base salary and other compensation to be paid to Employee as provided in this Agreement.

7.           Termination.

7.1           Bases for Termination. This Agreement and the employment relationship created hereunder between the Company and Employee shall terminate prior to the end of the term specified in Section 2 hereof only upon the occurrence of any one of the following events:

(a)           The death of Employee;

(b)           The permanent disability of Employee, which, for purposes of this subsection (b), shall mean when Employee is unable to continue his normal duties of employment, by reason of a medically determined physical or mental impairment, for a continuous period of nineteen (19) consecutive weeks or for any twenty-six (26) weeks within a fifty-two (52) week period (or such longer period, not to exceed thirty-eight (38) weeks, if the Company’s disability insurance policy requires a benefit waiting period longer than such twenty-six (26) period);

(c)           Delivery to Employee by the Company of written notice of termination for Cause (for purposes of this Agreement, “Cause” shall mean (i) commission by Employee of an act of material willful dishonesty toward the Company, (ii) a material breach by Employee of a fiduciary duty owed to the Company, (iii) a willful violation by Employee of any material law, rule or regulation applicable to the Company or its business that has a material adverse effect on the Company or its business (except for violations arising from a conflict between applicable laws), (iv) a material breach by Employee of any provision of this Agreement and the breach is not cured within ten (10) days after written notice thereof is delivered to Employee, (v) the conviction of Employee of a felony or other non-felonious crime involving moral turpitude (or a plea of nolo contendere thereto), or (vi) Employee’s refusal or failure to follow a legal directive from Employee’s superiors that is within the scope of Employee’s employment and such refusal or failure is not cured within ten (10) days after written notice thereof is delivered to Employee.

(d)           Delivery to Employee by the Company of written notice of termination without Cause; or

(e)         15 days after delivery to the Company by Employee of written notice of Employee’s voluntary and unilateral termination of this Agreement;provided, however, that the Company may elect to pay Employee 15 days’ base salary in lieu of Employee’s final 15 days of employment hereunder.

Notwithstanding any termination of this Agreement, Employee, in consideration of his employment hereunder to the date of such termination, agrees to remain bound by the provisions of this Agreement that specifically relate to periods, scope, activities or obligations upon or subsequent to the termination of Employee’s employment, including, without limitation, the provisions of Sections 5 and 7.3 hereof.

7.2           Effect of Termination.

(a)           If this Agreement is terminated pursuant to clause (a), (b), (c) or (e) of Section 7.1 hereof, Employee shall be entitled to receive his base salary pro-rated through the effective date of such termination, which pro-rated base salary shall be paid to Employee within 15 days of such effective date.  Employee shall also be entitled to reimbursement for expenses incurred by Employee prior to such effective date, which unreimbursed expenses shall be paid to Employee within 15 days after Employee submits to the Company appropriate documentation of such unreimbursed expenses.

(b)          If this Agreement is terminated pursuant to clause (d) of Section 7.1 hereof, Employee shall be entitled to receive (as severance pay) 12 months of his base salary in effect as of the date immediately prior to the effective date of such termination, payable in accordance with the Company’s normal payroll procedures and policies; provided, however, that Employee’s right to the foregoing severance is specifically conditioned upon him releasing the Company from any and all claims relating to wrongful discharge pursuant to the Company’s then current form of release. The Company shall also reimburse Employee for expenses incurred by Employee prior to such effective date, which unreimbursed expenses shall be paid to Employee within 15 days after Employee submits to the Company appropriate documentation of such unreimbursed expenses.

Except as specifically provided in this Section 7.2 above, Employee shall not be entitled to any compensation, benefits or other remuneration as a result of any termination of his employment.

7.3           Surrender of Records and Property. Upon termination of his employment with the Company, Employee shall promptly deliver to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations and copies thereof, which are the property of the Company or which relate in any way to the businesses, practices or techniques of the Company, and all other property, trade secrets and Confidential Information of the Company, including, without limitation, all documents which in whole or in part contain any trade secrets or other Confidential Information of the Company which in any of these cases are in his possession or under his control.

8.           Miscellaneous.

8.1           Governing Law; Exclusive Jurisdiction and Venue. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF FLORIDA AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WITHIN SAID STATE. Each of the Company and Employee (a) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of Florida and the courts of the State of Florida located in Palm Beach County, Florida, for the purposes of any suit, action or proceeding arising out of or relating to this Agreement, and (b) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that he or it is not personally subject to the jurisdiction of any such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.

8.2           Entire Agreement. This Agreement contains the entire agreement of the parties hereto relating to the employment of Employee by the Company and the other matters discussed herein and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

8.3           Withholding Taxes. The Company may withhold from any compensation or other benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

8.4           Supplements and Amendments. This Agreement may be supplemented or amended only upon the written consent of each of the parties hereto.

8.5           Assignment.  This Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party, except that the Company may, without the prior written consent of Employee, assign its rights and obligations under this Agreement to any affiliate of the Company or to any other partnership, corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company.

8.6           No Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

8.7           Severability.  The provisions of this Agreement are severable, and if any one or more provisions may be determined to be judicially unenforceable and/or invalid by a court of competent jurisdiction, in whole or in part, the remaining provisions shall nevertheless be binding, enforceable and in full force and effect.

8.8           Titles and Headings. The titles and headings of the various Sections of this Agreement are intended solely for convenience of reference and not intended for any purpose whatsoever to explain, modify or place any construction upon any of the provisions hereof.

8.9           Attorneys’ Fees. In the event that any party hereto brings suit against the other party, based upon or arising out of a breach or violation of this Agreement, each party hereto agrees that the party who is successful on the merits, upon final adjudication from which no further appeal can be taken or is taken within the time allowed by law, shall be entitled to recover her or its reasonable attorneys’ fees and expenses from the party which is not successful.

8.10           Injunctive Relief.  Employee agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including, without limitation, the provisions of Sections 5 and 7.3 hereof.   Accordingly, Employee specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement and that such relief may be granted without the necessity of proving actual damages.  This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

8.11           Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  This Agreement may be duly executed by facsimile signature, with a manually executed copy to follow.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SURGE SOLUTIONS GROUP, INC.

By:
Larry M. Glasscock, Jr., President & CEO

EMPLOYEE:

By:
[________________]